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                                                            EXHIBIT 20(a)

Report of Independent Accountants on Compliance with
Specified Retail Receivable Servicing Standards



To the Board of Directors and Shareholder of Toyota Motor Credit Corporation:

We have examined management's assertion about Toyota Motor Credit Corporation's (the "Company") compliance with the servicing standards related to retail receivables identified in Exhibit I (collectively, the "specified servicing standards") as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended March 31, 2002 included in the accompanying management assertion. Management is responsible for the Company's compliance with the specified servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended March 31, 2002 is fairly stated, in all material respects.



/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
April 10, 2002





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Exhibit I

Specified Retail Receivable Servicing Standards

I.  ADVANCES

1. Funds of the servicing entity shall be advanced in accordance with the servicing agreement.

II.  RETAIL FINANCE RECEIVABLE PAYMENTS

1. Retail finance receivable payments shall be deposited into the servicer's bank accounts within two business days of receipt.

2. Retail finance receivable payments made in accordance with the borrower's loan documents shall be posted to the applicable borrower records within two business days of receipt.

3. Retail finance receivable payments shall be allocated to principal, interest, insurance, taxes, and other items in accordance with the borrower's loan documents.

4. Retail finance receivable payments identified as loan payoffs shall be allocated in accordance with the borrower's loan documents.

III.  DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of a borrower or investor shall be made only by authorized personnel.

2. Disbursements made on behalf of a borrower or investor shall be posted on a timely basis to the borrower's or investor's records maintained by the servicing entity.

3. Amounts remitted to investors per the investor reports shall agree with cancelled checks, or other form of payment, or bank statements.

IV.  BORROWER LOAN ACCOUNTING

1. The servicing entity's borrower loan records shall agree with, or reconcile to, the records of borrowers with respect to the unpaid principal balance on a monthly basis.

V.  DELINQUENCIES

1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and payments rescheduling plan in cases where the delinquency is deemed temporary (e.g. illness or unemployment).




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                   MANAGEMENT ASSERTION AS TO COMPLIANCE




April 10, 2002





To Whom It May Concern:

As of and for the twelve months ended March 31, 2002, Toyota Motor Credit Corporation has complied in all material respects with the specified servicing standards related to retail receivables identified in Exhibit I as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.




      /S/ GEORGE E. BORST                     /S/ NOBUKAZU TSURUMI
---------------------------------       ---------------------------------
          George E. Borst                         Nobukazu Tsurumi
           President and                      Executive Vice President
      Chief Executive Officer                      and Treasurer





      /S/ JOHN F. STILLO                      /S/ LLOYD MISTELE
---------------------------------       ---------------------------------
          John F. Stillo                          Lloyd Mistele
          Vice President                    Vice President, Treasury
   and Chief Financial Officer